Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

YRC Worldwide Provides Quarter-To-Date Operating Data for Third Quarter 2020

OVERLAND PARK, Kan., September 9, 2020 — YRC Worldwide Inc. (NASDAQ: YRCW) reported certain operating metrics for the first two months of third quarter 2020.

For YRC Worldwide less-than-truckload (LTL), the percent change 2020 from 2019:

	Shipments per Day	Weight per Shipment	Tonnage per Day	Revenue per Hundredweight	Revenue per Shipment
July	-6.9%	2.8%	-4.3%	-4.6%	-1.9%
August	-8.4%	2.1%	-6.4%	-5.3%	-3.3%
QTD	-7.6%	2.4%	-5.3%	-4.9%	-2.6%

About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact: Eric Birge

913-696-6108

investor@yrcw.com

Media Contact:    Mike Kelley

913-696-6121

mike.kelley@yrcw.com

SOURCE: YRC Worldwide